Exhibit 10.4

MANUFACTURING AGREEMENT

This Manufacturing Agreement (“Agreement”) dated 4th of April, 2011, is entered into by Innovative Wireless Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (“IWT”), and CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (“Manufacturer”) and, each of whom is individually referred to as a “Party” and both of whom are sometimes collectively referred to as “Parties.”

RECITALS

A.
IWT is engaged in the business of inventing, engineering, and marketing innovative products and technologies, including the products described herein. Manufacturer has experience and expertise in manufacture of such products or its parts.

B.	Upon and subject to the terms and conditions of this Agreement, IWT has retained Manufacturer’s services to provide production of various products or its parts (the “Product”) described in appendix I.

C.
IWT grants the right to exercise intellectual property in its possession for manufacturing purposes to the Manufacturer. No Product or its parts shall be produced by the Manufacturer for resale or distribution purposes outside of the Russian Federation other than by IWT. In exchange, Manufacturer shall manufacture the Product or its parts exclusively for IWT to be sold and distributed by IWT throughout the world, shall not disclose any information on inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, and information, including schematics, and engineering drawings respecting the Products conceived, made or produced by Manufacturer during the course of performing design, engineering, fabrication or manufacturing services under this Agreement, or made or produced as the result of the joint efforts of Manufacturer and IWT pursuant to this Agreement to third parties.

AGREEMENT

Now therefore, in consideration of the mutual promises and covenants made herein by each Party to the other, the Parties hereby agree as follows:

ARTICLE I

1.1
DESIGN AND DEVELOPMENT — REVIEW AND CHANGES. IWT and Manufacturer will hold ongoing design reviews in accordance with its standard development operating procedures, via email. Changes in Project Specifications will be by mutual consent. Manufacturer agrees to use its best efforts to accommodate IWT on such changes in scope and/or specifications as may be reasonably requested by IWT with appropriate changes (as pre-approved by IWT) in the purchase orders.

1.2
VERIFICATION TESTING.  For all Products or its parts specification, Manufacturer shall draft appropriate verification protocol and perform the testing in accordance with that protocol. IWT shall author the system verification protocol and IWT shall accomplish verification and validation of the Product (“Verification Testing”). Third party (independent qualified testing facility) testing, in addition to related test materials, as shall be approved in advance by IWT, shall be paid by IWT, and shall be an agent of IWT. Test materials shall be the exclusive property of IWT. IWT will collect and/or prepare for Manufacturer data including vibration, shock, temperature, etc. of the actual environment where the product will be used. IWT will also perform operation verification during and at the end of development, operation verification on the actual test drive (field test), life and durability test, and the final acceptance tests.

1.3
REJECTION OF WORK.  Should IWT determine that any verification or testing of Manufacturer’s work does not conform to applicable specifications, then IWT shall (i) notify Manufacturer of such problems; and (ii) permit Manufacturer a reasonable opportunity to make any necessary corrections. Manufacturer shall resubmit to IWT revised testing or other work corrected to meet the relevant specifications within thirty (30) days of notice to Manufacturer. IWT shall have thirty (30) days after such resubmittal within which to notify Manufacturer in writing of IWT’s approval of the corrected work or of IWT’s discovery of any additional discrepancies between that work and the relevant specifications. If discrepancies still exist, IWT and Manufacturer shall decide the appropriate action to be taken by mutual Agreement, in advance.

1.4
CONFIDENTIAL INFORMATION.  “Confidential Information” means, without limitation, all information pertaining to the business of IWT and Manufacturer including, but not limited to, the Product invention, ideas, trade secrets, know-how, research and development, training, software, programs, hardware configuration information, price lists, data, manuals, handbooks, sponsors, investors, business strategies and plans, marketing, sales records, drawings, specifications, designs, materials, parts lists, customer lists, consumer information, suppliers, contract terms, test criteria, vendor lists, financial information, intellectual property, and all other information or data of any kind or character relating to the business of IWT or Manufacturer, including but not limited to, any invention, writing, idea, discovery, or improvement made or conceived by IWT or Manufacturer directly or indirectly as a result of performing work for IWT pursuant to this Agreement, whether or not reduced to writing, and which is not generally available to the public. However, Confidential Information shall not include any of the foregoing which has become publicly known and made generally available through no wrongful act of Manufacturer or any third party. Prior to execution of this Agreement; the parties have executed the Mutual Nondisclosure Agreement attached hereto as Appendix I. In the event there is a conflict between the terms of the Mutual Nondisclosure Agreement and this Agreement, this Agreement shall govern.

1.5	TECHNOLOGY OWNERSHIP. The parties agree as follows:

(a)
IWT shall own all “Project Technology” which shall be defined as: all inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, and information, including schematics, and engineering drawings respecting the Products conceived, made or produced by Manufacturer during the course of performing design, engineering, fabrication or manufacturing services under this Agreement, or made or produced as the result of the joint efforts of Manufacturer and IWT pursuant to this Agreement.  The term “Project Technology” shall exclude any of Manufacturer’s or IWT’s proprietary processes used in the manufacture of the Product.

(b)
Manufacturer shall own all of its “Technology and Manufacturing Processes” which shall be defined as follows:  its proprietary electronic technology and processes and know-how and assembly and manufacturing processes and technology and know-how developed or acquired by Manufacturer prior to the exercise of this Agreement.

(c)
Nothing in this Agreement shall be deemed to prevent Manufacturer from engaging in the design, engineering, fabrication or manufacture of products embodying or using Manufacturer’s Technology and Manufacturing Processes; provided that such products do not embody or use any of IWT’s confidential information or Project Technology. Manufacturer shall not produce, or allow to be produced Product with the scope of IWT’s Core Technology, without IWT’s prior approval, and if approved, the payment of a patent fee (royalty fee) shall be payable to IWT, as defined by IWT. Manufacturer shall put the production of the Product out to subcontractors as needed, as pre-approved by IWT.

1.6
PRIORITY AMONG CONTRACT DOCUMENTS.  The whole of this Agreement and Appendixes attached hereto are to be taken together so as to give effect to very part thereof to the maximum extent practicable, with each document helping to interpret the other.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other document, the terms of this Agreement shall prevail.

ARTICLE 2
MANUFACTURING OBLIGATIONS

2.1
MANUFACTURING.  During the term of this Agreement, Manufacturer shall timely manufacture the Product or its parts in compliance with the Product Specifications described in Appendix I (the “Product”).  Both during the term and following termination of this Agreement, in perpetuity, Manufacturer shall not supply the Product (or any prototype thereof), or Product Specifications, to any third party whatsoever.

2.2	PURCHASE ORDERS. Purchase orders shall be described separately in appendix III (Purchase Order)

2.3
SHIPMENT.  The delivery of each Purchase Order shall be within the time specified in the Purchase Order.  All deliveries to IWT are F.O.B. in Moscow, Russian Federation, at point of manufacture using carriers and billing account numbers as specified in writing by IWT. All risk of loss after shipment by Manufacturer is borne by IWT. Manufacturer agrees to properly label all shipping documents with the U.S. Classification Codes as supplied by IWT to expedite processing through U.S. Customs. If Manufacturer fails to properly note said U.S. Classification Codes, resulting in import taxes due by IWT, Manufacturer shall be responsible to reimburse IWT for all such taxes, due and payable upon evidence shown to Manufacturer by IWT.

2.4	PURCHASE ORDER CANCELLATION. IWT shall not cancel a purchase order once any down payment has been made to the Manufacturer.

2.5	PRICING. IWT shall pay for production of the Product as defined in the Payment for Products and Services as described in Appendix III (Product Order).

2.6	PAYMENT. IWT shall pay Manufacturer in accordance with attached Payment for Products and Services as described in Appendix III (Product Order).

2.7
WARRANTY.  Manufacturer warrants and represents that it shall strictly adhere to the Product Specifications set forth in Appendix I attached hereto and by reference made a part hereof. Manufacturer warrants and represents that it has the requisite and necessary experience, all necessary licenses and permits, equipment, facilities and personnel to properly perform the manufacturing services in accordance with the Product Specifications, and further warrants and represents that it is not a party to any other Agreement that would in any way conflict with, or restrict, its ability to perform the manufacturing services. During the term of the warranty. Manufacturer assumes full responsibility for the repair or replacement of units in the field whereby greater than 10% of units exhibit one specific failure mechanism (“Catastrophic Failure”).

2.8
DEFECTIVE PRODUCTS.  Manufacturer warrants for a period of 18 (eighteen) months from shipment that all Products sold to IWT shall be free from any defects in Manufacturer materials, and workmanship, and shall conform to Product Specifications. Warranty repair services shall be provided at Manufacturer’s manufacturing facilities in Moscow, free of charge, F.O.B. Manufacturer shall within two weeks of receipt of returned products provide a report to IWT detailing those products accepted under warranty and any that are not accepted under warranty due to physical damage or improper use. Manufacturer will use its best efforts to repair defective products as quickly as possible with “turnaround time” (time for repair after receipt of units) to be four (4) weeks from receipt at the Manufacturer facility. Shipment of the repaired or replaced warranted products to IWT’s location shall be at the expense of Manufacturer. Shipment of the repaired or replaced non-warranted products to IWT’s location shall be at the expense of IWT. IWT shall establish Customer Service Center, to respond to customer complaints and provide repairs where practical. Manufacturer shall provide IWT with technical information necessary for such repairs. In the event a product modification shall become necessary, Manufacturer shall make such modifications, as approved by IWT, at a separate cost borne by IWT. For non-warranted repairs, Manufacturer shall report to IWT an estimated time to repair failed units, and shall not proceed with repairs until such time that IWT has provided approval for said repairs. For problems due to incorrect use of the Product, or factors external to the Product, or repairs for unwarranted units, Manufacturer shall repair at a separate cost borne be IWT. Manufacturer shall repair or exchange, and ship to IWT, the returned Product within four (4) weeks of receipt of Product by Manufacturer.

ARTICLE 3
REGULATORY RESPONSIBILITY; TRADEMARKS; SALES

3.1
REGULATORY APPROVALS.  IWT shall undertake and be responsible for the procurement of any and all regulatory approvals and/or registrations and customs approval necessary for sale of the Product.  Manufacturer shall aid and cooperate with, where appropriate, IWT in fulfilling the responsibilities set forth in this Section.

3.2
MANUFACTURER’S QUALIFICATIONS.  Manufacturer is ISO 9001 certified and shall notify IWT of any change in that status during the term of this Agreement.  Should Manufacturer lose its status as ISO 9001 certified, it shall have a period of 30 days to have the certification reinstated and if not reinstated within this cure period, IWT shall have the right to terminate this Agreement in accordance with Section 5.3.

3.3
TRADEMARKS.  IWT shall have the sole right to prepare, file, prosecute and maintain trademark applications or registrations with respect to the Product throughout the world excluding Russian Federation.  All such applications and registrations shall be at IWT’s expense.  IWT shall retain ownership of these applications and registrations throughout the term of this Agreement and thereafter.

3.4
PUBLIC RELEASE OF INFORMATION.  Any public statement, verbal or written, regarding the other party shall be approved by the other party in advance.  The foregoing shall not prevent either party from issuing a press release or making a public filing where required by law.

ARTICLE 4
PRODUCT LIABILITY

4.1
NOTICE OF PRODUCT LIABILITY CLAIMS.  Each Party shall notify the other promptly in writing of any product liability claim brought with respect to the Product based on alleged defects in the design, manufacture, packaging, or labeling of the Product or other adverse claim regarding the Product.  Upon receiving such written notice, IWT shall assume and have sole control of the defense of any such claim, including the power to conduct and conclude any and all negotiations, compromises or settlements.  Manufacturer shall promptly comply with all reasonable requests from IWT for information, materials or assistance with respect to the conduct of such defense.

4.2	NOTICE OF INVESTIGATION. Manufacturer and IWT shall promptly notify each other of any potential or actual investigation or governmental activity relating to the Product.

4.3
Manufacturer agrees to reimburse IWT for any and all monies paid to Manufacturer by IWT for inventory which is lost or damaged due to a natural disaster which destroys inventory owned by IWT at Manufacturer’s facility.

ARTICLE 5
TERM AND TERMINATION; FORCE MAJEURE

5.1	INITIAL TERM. Unless terminated sooner pursuant to the further provisions of this Article, this Agreement shall expire in 5 (five) years from the date hereof.

5.2
EXTENSIONS.  IWT has three successive options to extend the term of Agreement for a period of one (1) additional year (an “Extension Period”).  IWT’s right to exercise each option to extend the Agreement for another year is expressly conditioned upon IWT not being in default under this Agreement at the time the option is exercised and not being in default between the time the option is exercised and the start of the Extension Period.

5.3
TERMINATION BY IWT.  IWT shall have the right to terminate this Agreement if Manufacturer fails to perform in accordance with this Agreement and its appendices and fails to cure such default within sixty (60) days of written notice.

5.4
TERMINATION BY Manufacturer.  Manufacturer shall have the optional right to terminate this Agreement on written notice to IWT if IWT (a) has failed to make any payments required by this Agreement in the time provided therefore and (b) following sixty (60) days’ notice of such failure from Manufacturer, IWT does not pay all delinquent sums in full.

5.5
TERMINATION BY EITHER PARTY.  In addition to their respective rights set forth in Sections 5.3 and 5.4, either party shall have the right to terminate this Agreement on written notice to the other party under the following circumstances:

(a)	by mutual Agreement;

(b)
if the other party materially defaults in the performance of any material obligation hereunder, and such default continues for more than thirty (30) business days after receiving written notice from the other party of such default; provided, however, there shall be no default under this provision if the defaulting party has cured the default within sixty (60) business days after the giving of notice;

(c)
in the event that the other party is declared insolvent, or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party, or such other party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed by a court of competent jurisdiction over all or a substantial portion of the other party’s assets and such receivership is not dismissed within 30 days of appointment, or

(d)
in the event of the issuance of a final order, decree or other action by any competent judicial authority or governmental agency which restrains, enjoins or prohibits the sale or introduction into interstate commerce of the System and such restraint, injunction or prohibition is not vacated within 30 days thereafter.

5.6
SURVIVAL.  The termination or expiration of this Agreement shall be without prejudice (a) to the rights of any party to receive upon its request all payments accrued and unpaid, or all documents, data and deliverables not delivered, as of the date of such expiration or termination; (b) the rights and remedies of either party with respect to any previous breach or default under any representation, warranty or covenant herein contained; (c) rights under any other provision of this Agreement which expressly and necessarily calls for performance after expiration or termination, and (d) Manufacturer shall not produce, nor allow to be produced, the Product.

5.7
FORCE MAJEURE.  If the performance of this Agreement or of any obligation hereunder is prevented, or restricted or interfered with by reason of any event of Force Majeure, the Party so affected, upon prompt notice to the other Party, shall be excused from performance, but only for the duration of such inability, provided that the Party so affected shall use its best effort to avoid or remove such causes of nonperformance, and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

ARTICLE 6
INDEMNITY

6.1
MANUFACTURER INDEMNITY.  Manufacturer agrees to indemnify, defend and hold harmless IWT or any of their respective customers, against any claim arising out of or relating to any loss or damage, including bodily injury or death, incurred by reason of or resulting from a defect in the product caused by Manufacturer’s design, engineering, fabrication, manufacture, packaging or labeling thereof; provided that the Product is used for its intended purpose. Manufacturer shall not be required to pay any compensation for damages, loss or cost, which are due to loss of sales opportunity. Manufacturer shall not be responsible for the loss of recorded data unless due to Product defect which was made intentionally or due to gross negligence by Manufacturer.

ARTICLE 7
MISCELLANEOUS

7.1	NOTICES. Any notices required or permitted to be given to a Party hereunder shall be in writing and shall be delivered or sent to such Party at its address given below:

(a)	if to Manufacturer:

CJSC “Innovation Weapons Technologies”
General Director: Evgeniy Spiridonov
Tel: +7(495) 921-21-50
fax: +7(495) 921-32-19
Address: 115088, Moscow, 2nd-Yuzhnoportoviy pr. - 20а/4

(b)	if to IWT: Innovative Wireless Technologies, Inc.
Address: 3655 Nobel Drive, San Diego, CA 92122 US Nobel Executive Center, Suite 520 Tel. +1 858 735 88 65 begin_of_the_skype_highlighting or such other address as such Party may hereafter specify; and shall be deemed given (i) when personally delivered to such Party; (ii) when transmitted by facsimile and receipt of such transmission is confirmed by facsimile; (iii) after air courier service confirm the receipt via an established air courier service; or (iv) if mailing via certified airmail, after receipt is confirmed.

7.2
ATTORNEYS’ FEES.  In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

7.3
ARBITRATION. All disputes, controversies, or claims arising out of or relating to this contract shall be submitted binding arbitration in accordance with the applicable rules of the American Arbitration Association then in effect.

7.4	GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California without regard to that state’s choice of law provisions.

[Signature Page follows]

IN WITNESS WHEREOF, the Manufacturer and IWT have executed or caused this Agreement to be executed as of the Effective Date set forth above.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

Appendix I
Product and Parts Specification

This Product and Parts Specification dated 4th of April, 2011, is specified by Innovative Wireless Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (“IWT”), and CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (“Manufacturer”) and, each of whom is individually referred to as a “Party” and both of whom are sometimes collectively referred to as “Parties.”

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intend to define “Product” as a list of products and corresponding Product Specification described in 2011 catalogues listed and available for download on IWT’s web site:

www.kellaniwt.com

Parties accept Product names listed in these catalogues and shall refer to them for their reference whenever Product Order is produced. If Product Order consists of Product parts, than such are defined separately in Product Order.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

Appendix II

Mutual Nondisclosure Agreement

This Mutual Non-Disclosure Agreement (the “NDA”) is made and entered effective as of 4th of April 2011, by and between CJSC “INNOVATION WEAPONS TECHNOLOGIES”, a Russian closed join-stock corporation, and INNOVATIVE WIRELESS TECHNOLOGY, a Delaware corporation, to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available to each other in connection with the Manufacturing Agreement.

In reliance upon and in consideration of the following undertakings, the parties agree as follows:

1.           Subject to the limitations set forth in paragraph 2, all information disclosed to the other party, whether marked confidential or not, shall be deemed to be “Proprietary Information.”  In particular, Proprietary Information shall be deemed to include any technology, content, trade secret, information, process, technique, training manual, workbook, algorithm, computer program (source and object code), design, drawing, formula, business plan or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing, strategic partnership or personnel matter relating to the disclosing party, its present or future products, services, sales, suppliers, clients, customers, employees, investors, business plans, business strategies, cost of operations, and strategic relationships, whether in oral, written, graphic or electronic form.  If Proprietary Information is disclosed in oral form, the disclosing party shall thereafter summarize it in writing and transmit it to the other party within thirty (30) days of the oral disclosure.

2.           The term “Proprietary Information” shall not be deemed to include information which:  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without any breach of this NDA; or (e) is the subject of a written permission to disclose provided by the disclosing party.

3.           Each party shall maintain all Proprietary Information in trust and confidence and, except as expressly set forth herein, shall not disclose to any third party or use any Proprietary Information for any unauthorized purpose.  Each party may use such Proprietary Information only to the extent required to accomplish the purposes of the Manufacturing Agreement executed between the parties as of even date herewith.  Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation, the export control laws of the United States.  No rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this NDA.

4.           Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this NDA.

5.           Each party under this NDA shall advise its employees who might have access to Proprietary Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this NDA.  No Proprietary Information shall be disclosed to any employee who does not have a need for such information.  The receiving party shall not disclose any Proprietary Information to any third party without the disclosing party's express, written consent.

6.           All Proprietary Information (including all copies thereof) shall remain the property of the disclosing party and shall be returned to the disclosing party after the receiving party's need for it has expired, or upon request of the disclosing party, and in any event, upon completion or termination of this NDA.

7.           Notwithstanding any other provision of this NDA, disclosure of Proprietary Information shall not be precluded if such disclosure:

(a)           is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

(b)           is otherwise required by law; or

(c)           is otherwise necessary to establish rights or enforce obligations under this NDA, but only to the extent that any such disclosure is necessary.

8.           This NDA shall continue in full force and effect for so long as the parties continue to exchange Proprietary Information.  This NDA may be terminated by either party at any time upon thirty (30) days written notice to the other party.  The termination of this NDA shall not relieve either party of the obligations imposed by Paragraphs 3, 4, 5, 6 and 11 of this NDA with respect to Proprietary Information disclosed prior to the effective date of such termination and the provisions of those Paragraphs shall survive the termination of this NDA for a period of five (5) years from the date of such termination.

9.           Any dispute or claim hereunder between the named Parties, shall be resolved by binding arbitration before the American Arbitration Association in Orange County, California under the laws of the State of California. This shall be the exclusive remedy between the Parties, and both parties hereby give up any rights to trial by jury, court, appeal, or any other judicial mechanism for resolving disputes.

10.           This NDA contain the final, complete and exclusive NDA of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and NDAs relating to its subject matter.  This NDA may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11.           Each party hereby acknowledges and agrees that in the event of any breach of this NDA by the other party, including, without limitation, the actual or threatened disclosure or unauthorized use of a disclosing party's Proprietary Information without the prior express written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  Accordingly, each party hereby agrees that the other party shall be entitled to specific performance of the receiving party's obligations under this NDA, as well as such further relief as may be granted through binding arbitration.

12.           The parties’ rights and obligations under this NDA will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

13.           If any provision of this NDA is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this NDA will continue in full force and effect.

14.           Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon the personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

In Witness Whereof, the parties hereto have executed this NDA as of the date set forth in the first section hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

Appendix III

Product Order №1 04.20.2011

This initial Product Order (the “PO”) is made and entered effective as of 20th of April 2011, by and between CJSC “INNOVATION WEAPONS TECHNOLOGIES” (“Manufacturer”), a Russian closed join-stock corporation, and Innovative Wireless Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (“IWT”), to assure timely and appropriate advance production to enter the world market.

In reliance upon and in consideration of the following undertakings, IWT places the initial Product Order to the Manufacturer for the product parts described below:

Product part name:	Quantity	total price in USD	price in USD per unit
IWT STLED ULTRA (1LED) receiver + remote, body	1500	133,877.21	89.25
IWT STLED ULTRA II (4LED) receiver + remote, body	1000	119,084.12	119.08
IWT LED RF (1LED) receiver + remote	500	43,804.31	87.61
KOMAK (AK mounting bracket, grip remote, IWT STLED RF receiver), body	1000	226,020.05	226.02
interchangeable heads:
1 LED green body	100	3,631.55	36.32
1 LED red body	100	3,497.97	34.98
1 LED IR 850 body	25	978.05	39.12
1 LED IR 940 body	25	978.05	39.12
1 LED UV body	50	1,902.17	38.04
3 LED white body	100	5,892.66	58.93
3 LED IR 850 body	10	743.03	74.30
3 LED IR 940 body	10	743.03	74.30
4 LED white body	100	6,321.34	63.21

Total cost: 547,474 USD (five hundred forty seven thousand four hundred and seventy four US dollars and 0/100 cents).

All prices are FOB Moscow, Russian Federation

All payables shall be due upon delivery without any down payments.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President